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Trailer Bridge, Inc.

CONTACT:                            -OR-        TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.                            The Equity Group Inc.
John D. McCown                                  www.theequitygroup.com
Chairman & CEO                                  Adam Prior       (212) 836-9606
(800) 554 -1589                                 Devin Sullivan   (212) 836-9608
www.trailerbridge.com
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                              FOR IMMEDIATE RELEASE
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          TRAILER BRIDGE ANNOUNCES CLOSINGS OF K. CORP. ACQUISITION AND
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                    $85 MILLION SENIOR SECURED NOTES OFFERING
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Jacksonville, FL - December 1, 2004 -- Trailer Bridge, Inc. (NASDAQ: TRBR) today announced that it had closed its offering of $85 million in aggregate principal amount of 9.25% senior secured notes, which mature in 2011 (the "Notes"). Interest on the Notes will be payable semiannually on May 15th and November 15th of each year, beginning on May 15, 2005. The Notes are secured by a first priority lien on two roll-on, roll-off vessels, 53' intermodal equipment and real estate.

Trailer Bridge utilized net proceeds of approximately $81.5 million to fund the purchase price for all of the outstanding stock of Kadampanattu Corp. ("K. Corp.") and to retire certain indebtedness of K. Corp. In addition, a portion of the proceeds were used to retire certain indebtedness of Trailer Bridge, to acquire certain containers and chassis that were previously leased to the Company and utilized in its operations and for working capital. K. Corp. previously owned and leased to Trailer Bridge two triple-deck roll-on, roll-off barges for $7.3 million per year and held $24 million of Trailer Bridge preferred stock that has been cancelled.

The Notes were sold to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended ("Securities Act"), or to institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act. The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

John D. McCown, Chairman & CEO, stated, "The acquisition of these assets and the related financing are outstanding, transforming events for Trailer Bridge. The net effect is that our fixed cash expenses have decreased by approximately $5 million per year and $2 million in annual preferred stock dividends have been eliminated. We are pleased to be closing on these accretive transactions at the same time that our operations are continuing to benefit from improving sector supply/demand dynamics."

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include certain statements regarding the intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward looking statements involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include market conditions and risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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